CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Pre-Effective Amendment 2 to Registration Statement No. 333-152323 on Form N-1A of our report dated September 15, 2008, relating to the statement of assets and liabilities of International Growth and Income Fund, Inc. appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the references to us under the headings “Independent registered public accounting firm” and “Prospectuses, reports to shareholders and proxy statements” in the Statement of Additional Information, which are part of such Registration Statement.

DELOITTE & TOUCHE LLP

Costa Mesa, California
September 15, 2008